August 13, 2012

HollyFrontier Corporation Announces Special and Regular Cash Dividends
DALLAS, Texas, August 13, 2012 -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on September 4, 2012 to holders of record of common stock on August 27, 2012.
The Board of Directors also approved a regular quarterly dividend of $0.15 per share.  This dividend will be paid on October 2, 2012 to all holders of record of common stock on September 10, 2012.
Mike Jennings, CEO and President of HollyFrontier, said, "After last week’s outstanding second quarter results, our Board of Directors authorized another special dividend, the fifth since our July 2011 merger. Over the last twelve months we have returned $2.42 per share in cash to shareholders through regular and special dividends, which equates to a more than 6% yield on today’s closing price of $39.59 per share."
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the 2% general partner interest) in Holly Energy Partners, L.P.
FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson
Julia Heidenreich

Investor Relations
HollyFrontier Corporation
214-871-3555

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.